Exhibit 5.1

LEGAL OPINION AND CONSENT OF COMPANY COUNSEL

McGuireWoods LLP
1345 Avenue of the Americas
7th Floor
New York, New York 10105

February 21, 2007

Board of Directors
MRU Holdings, Inc.
1114 AVENUE OF THE AMERICAS
30th FLOOR
NEW YORK, NEW YORK 10036

Ladies and Gentlemen:

We are acting as counsel to MRU Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (the “Registration Statement”) relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 11,055,108 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), of which (i) 7,631,580 shares of common stock are issuable upon conversion of shares of Series B Convertible Preferred Stock previously issued by the Company, (ii) 943,264 shares of common stock which may be issuable upon conversion of shares of Series B Convertible Preferred Stock that may be issued during the next two years as a stock dividend on the shares of Series B Convertible Preferred Stock issued and outstanding on the date hereof, and (iii) 2,480,264 shares of common stock are issuable upon conversion of shares of Series B Convertible Preferred Stock issuable in connection with the exercise of warrants previously issued by the Company. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ McGuireWoods LLP